Exhibit 5.1
[LETTERHEAD OF ALCATEL]
August 4, 2006
The Board of Directors of Alcatel
54, rue La Boétie
75008 Paris
France

Re:	Alcatel
Registration Statement on Form F-4
(File. No. 333-133919)

Gentlemen:
          I am the General Counsel of Alcatel, a société anonyme organized under the laws of the Republic of France (“Alcatel”). In that capacity, I have acted as French counsel to Alcatel in connection with its registration of up to 988,945,626 ordinary shares, nominal value €2 per share, of Alcatel (the “Ordinary Shares”), including the Ordinary Shares to be represented by American Depositary Shares of Alcatel (each, an “Alcatel ADS”). Each Alcatel ADS represents one Ordinary Share. The Ordinary Shares are to be issued pursuant to the Agreement and Plan of Merger, dated April 2, 2006, by and among Lucent Technologies Inc., a Delaware corporation, Alcatel, and Aura Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alcatel (the “Merger Agreement”).
          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
          In furnishing this opinion, I or lawyers under my supervision have examined Alcatel’s Registration Statement on Form F-4 (File No. 333-133919) (the “Registration Statement”), as originally filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2006, and as thereafter amended on August 4, 2006, and such documents, corporate records, certificates of public officials and other agreements, instruments

The Board of Directors of Alcatel
August 4, 2006

or opinions as I have deemed necessary or advisable for the purpose of rendering the opinion expressed herein. In this examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making this examination of executed documents, I have assumed that the parties thereto, other than Alcatel, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of Alcatel and others and of public officials.
          My opinion is based on the following interpretation of French law.
          In rendering this opinion, I have noted that the issuance of Ordinary Shares to holders of the outstanding shares of Lucent Technologies Inc. qualifies as an issuance of shares in an “offre publique d’échange” within the meaning of Article L.225-148 of the French Code de commerce as (i) the result of the transactions contemplated by the Merger Agreement is equivalent to an exchange of shares by Alcatel with stockholders of Lucent Technologies Inc., a corporation listed on a regulated stock exchange in an OECD Member State and subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, through a procedure governed by the Delaware General Corporation Law (the “DGCL”), in which stockholders of Lucent Technologies Inc. shall approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement by a vote at a stockholders’ meeting in accordance with the DGCL, and (ii) it is equivalent in its disclosure obligations, consequences and timetable to a public exchange offer. I further note that the merger under the Merger Agreement is a transaction different from a “fusion” within the meaning of Article 1844-4 of the French Civil Code and Articles L.236-1 et seq. of the Code de commerce in that both Alcatel and Lucent Technologies Inc. shall survive the merger.
          Based upon and subject to the foregoing, I am of the opinion that when the merger is completed in accordance with the Merger Agreement, the issuance of the Ordinary Shares will be duly authorized, and upon issuance the Ordinary Shares will be validly issued, fully paid and nonassessable.
          I do not express any opinion as to the laws of any jurisdiction other than the laws of the Republic of France, and I do not express any opinion as to the effect of any other laws on the opinion expressed herein. The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The Board of Directors of Alcatel
August 4, 2006

          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Pascal Durand-Barthez
Pascal Durand-Barthez
General Counsel